Wayne Wedell
                                                              1342 Sunny Dale Ct
                                                              Hubertus, WI 53033
December 18, 1997

Mike Dunham
President & CEO
Effective Management Systems,  Inc.
12000 West Park Place
Milwaukee, WI 53224


Dear Mike,

         This  letter   constitutes  an  Employment  and  Separation   Agreement
("Agreement") between myself, Wayne Wedell ("Employee"), and Effective Management Systems, Inc. ("EMS"). It is effective as of January 1, 1998 (the Effective Date). This Agreement recognizes my contributions, dedication, and dependability to EMS, including:

Over sixteen years of management, leadership, technical, administrative, consulting and/or other expertise which is and has been beneficial to EMS; and consistent high performance in the areas of revenue and margin generation, attracting and developing top employees to EMS, and consistent high customer satisfaction.

Both parties to this Agreement recognize that it is in the best interests of EMS that the Employee continues to be employed by EMS, and EMS desires to employ Employee and Employee desires to be employed by EMS.

In consideration of the mutual covenants contained herein, the parties agree to the following:

1. Employment. EMS hereby employs Employee and Employee hereby accepts continued employment with EMS. The Term of this Agreement shall run from the Effective Date until the Separation Date. The Separation Date shall be this Agreement's termination date. This Agreement will terminate December 31, 2006 after a period of eight (8) years from the date of this Agreement unless earlier terminated or extended pursuant to the terms and conditions of this Agreement. Except as
specifically   set  forth  below  for   certain   specified   early   separation
circumstances,  all benefits and  compensation  will cease as of the  Separation
Date.

2. Duties. During the Term, Employee shall be a Vice-President, or any other position which, overall, is of reasonably equal or higher responsibility. Employee shall devote his skills, labor and attention to the performance of his duties under this Agreement. Employee shall perform such duties as are requested and assigned to him by the President, or other duly authorized employee of EMS.

3. Salary Compensation. Employee shall be paid an initial salary in the amount of Ninety Thousand Dollars ($90,000.00) per year commencing with the Effective Date, payable at the regular pay periods of EMS subject to required and elected deductions. Employee's annual salary for each subsequent year shall be established by the Compensation Committee of EMS, but shall be no less than the prior years' salary plus an annual increase from the prior year equivalent to the Bureau of Labor Statistics' CPI cost of living change for the prior year, except in a year where there is a salary freeze or salary reduction applicable to EMS employees of his position level, in which case his then current base salary shall be proportionally impacted as per such others.



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4. Bonus  Compensation.  In  addition  to the salary set forth in  Paragraph  3,
Employee shall be eligible for an annual bonus, based on Employee's performance, at the discretion of the EMS' Compensation Committee.

5. Vacation Benefit. Employee shall be entitled to vacation and personal days each year pursuant to the terms of EMS' Employee Handbook applicable to all other employees of his position level and length of employment. In any event, Employee shall be entitled to no less than three weeks of paid vacation per calendar year.

6. Other Benefits. Employee shall be entitled to receive all other benefits as made available from time to time to employees of his position level at EMS such as sick pay, holiday pay, heath insurance, disability insurance, dental insurance, life insurance, and company matching 401k.

7. Automobile Expense Benefit. Employee shall have use of an automobile owned by EMS at EMS' expense, which automobile shall be equipped with a cellular telephone for use by Employee.

8. Business Expense Reimbursement. As and to the extent made available to other employees of his position level, Employee shall be reimbursed for all reasonable and necessary business expenses incurred by Employee in the performance of Employee's duties for EMS such as sales expense, travel expense, business home phone, and entertainment expenses. Similarly, Employee shall be permitted to utilize an EMS credit card to incur such expenses in the performance of Employees duties for EMS.

9. Private Office. As and to the extent made available to other employees of his position level, Employee shall have full and complete use of a private office at the EMS facility located in the greater Milwaukee area.

10. Limitation on Business Travel. EMS agrees that the Employee's business travel overnight away from the office shall be limited to no more than 25% of all business working days in any given calendar year.

11. Option to Renew. Employee and EMS shall have the option to extend this Agreement for addition periods of five (5) years. This contract will automatically extend its Term for additional five (5) year periods unless either Employee or EMS gives written notice of non-renewal to the other at least one hundred fifty (150) days in advance of the full Term expiration date of this Agreement.

12.  Termination of the Agreement

         A. EMS may terminate Employee's employment upon thirty (30) calendar days written notice during the term of this Agreement, subject to the provisions of paragraph 13 herein.

         B. In the event that Employee is terminated subsequent to a Change in Control, Employee shall be entitled to receive all of the payments and enjoy all the benefits specified in paragraph 13 herein.

         C. In the event that Employee should determine, in good faith and after reasonable effort in performing such duties as are requested and assigned to him, that his status or responsibilities with EMS has or have diminished subsequent to a Change in Control, and shall for that reason, resign from his employment with EMS within one year after such Change in Control, Employee shall be entitled to receive all the payments and enjoy all the benefits specified in paragraph 13 herein. A "Change in Control" shall mean the acquisition by any corporation or group of associated persons acting in concert, excluding affiliates, if any, of EMS as of the date hereof, of an aggregate of more than 25% of the outstanding shares of voting stock of EMS coupled with or followed by the election as directors of EMS of persons who were not directors at the time of such acquisition of such persons shall become a majority of Board of Directors of EMS.

         D. Employee may terminate his employment upon ninety (90) calendar days written notice during the term of this Agreement without recourse by EMS against Employee.

13. Additional Consideration. Any termination pursuant to Paragraph 12A, 12B, or 12C shall obligate EMS to pay Employee for the following:

         A. Employee will receive an amount equal to seventy five percent (75%) of his highest annual base salary since the start of this Agreement to be paid or payable by EMS to Employee through a lump sum payment of twenty five percent (25%) of that amount payable within 30 days after termination of this Agreement, and the balance of said amount shall be paid in bimonthly payments over a one
(1) year period. Payments will stop if Employee has obtained an acceptable equivalent position in the Milwaukee area.

         B. EMS will also provide, at no cost to Employee, equivalent insurance benefits and use of company automobile for a period of one year starting at the termination date. Provisions by EMS to pay Employee for these insurance and automobile benefits will stop if Employee has obtained an acceptable equivalent position in the Milwaukee area.

14. Notices. Any notices desired or required under the terms of this Agreement shall be in writing and shall be deemed served when deposited with postage prepaid, certified mail, in the United States mail address to the respective parties hereto at the addresses designated by each party. Either party may notify the other party that such party's address has changed for notice purposes and in such case shall be sent by the other to such new address.

15. Assignment. This Agreement may not be assigned buy either party.

16. Governing Law. This Agreement shall be interpreted in the courts and under the laws of the State of Wisconsin. If any portion of this Agreement is held to be invalid under applicable law, only that portion of such law has application and the remaining portions shall remain in full force and effect.

17. Complete and Binding Agreement. The parties understand and agree that this Agreement is final and complete with respect to the matters set forth herein, and may not be amended except in writing referencing this Agreement. This Agreement binds the parties hereto, and their respective heirs, successors and representatives.

18. Cost / Attorney's Fees. If EMS is proven to have violated this Agreement in any manner, upon such findings by a court of competent jurisdiction, it shall pay Employee the reasonable attorney's fees and costs incurred to pursue action defending such breach.

19. In Exchange. In exchange for the consideration set forth herein and subject to the faithful performance of the terms herein by EMS, Employee specifically agrees to the following:

         A. Return of EMS Property. Employee agrees to return any EMS property in his possession by the Separation Date except as set forth above.

         B. Confidentiality. Employee is under a Confidentiality agreement with EMS and agrees to abide by the terms of that agreement.

         C. No Denigration. Employee agrees that he will not at any time in the future make any statements to former, current, or prospective customers or employees of EMS or the media or to anyone in the industry or community in general which could be construed by a reasonable person as being in any way derogatory or negative about EMS.

         D. Confidentiality of Agreement. Employee agrees that this Agreement and its terms are strictly confidential and shall not be divulged to any person other than to his legal counsel and accountant, but subject to this confidentiality provision, solely for purposes of advice.

20. Voluntary Act and Revocation. Employee acknowledges that he has been given a copy of this Agreement with a period of twenty-one days to review and consider it before signing it, and an opportunity to consult with an attorney, that he has carefully read the entire document and understands its provisions and has signed it as his free act and deed. Employee may revoke this Agreement within seven days of signing by written notice delivered to Mike Dunham, President of EMS, at its Milwaukee office.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of December 31, 1997.

Wayne Wedell, Employee                      Effective Management Systems, Inc.

By: /s/ Wayne Wedell                      By: /s/ Mike Dunham
       Wayne Wedell                                Mike Dunham, President & CEO